exhibit 14.1

                             ENABLE IPC CORPORATION
                            CODE OF ETHICAL CONDUCT
                                 March 17, 2005

Introduction

It is our experience that a Code of Ethics is one of the most important documents a Company can have. Compliance with this Code is mandatory and penalties for non-compliance are severe and swift.

We feel it there is an inherent obligation for every human being on earth to be honest, fair and law-abiding. Business should be no different than any other walk of life in this area. Therefore, the Board of Directors of Enable IPC Corporation have adopted this Code of Ethics, as amended and re-stated.

Fundamental Actions

The first responsibility of officers and directors is to act in the best interests of the Corporation and its shareholders. This is both a fiduciary and legal obligation. All actions should be viewed first from this standpoint.
That being said, it is never in the best interests of the Corporation or its shareholders to act in an illegal, unethical or dishonest manner.

Honesty / Ethical Behavior

Officers, directors and every employee of the Company shall act honestly and ethically at all times. We believe strongly in honesty and fair dealing with others within our Company and with those outside the Company. Improper and illegal activities are not permitted under any circumstances.

Most of the time, the honest and ethical response to a situation is clear and evident. However, in that rare occasion when someone is presented with a situation where he or she is unsure of the proper action, she or he shall consult with a member of management or the Board of Directors to discuss the situation.

Compliance with Laws / Regulations

Every officer, director and employee of the Company shall comply with all governmental, securities and internal laws and regulations.

Disclosure

As required, financial and operations disclosures to the public and to our shareholders shall be full, fair, accurate, timely and understandable.

Corporate Opportunities

Understanding that all actions taken by officers and directors must be in the best interests of the Company and its shareholders, it becomes evident that officers, directors and employees must not use the Company to take advantage of opportunities that are (a) discovered through the use of Company property, information or their position, (b) use the Company's property, information or position for personal gain, or (c) compete with Enable IPC Corporation.

However, if an opportunity presents itself that is not related to the Company's business and the Board of Directors determine that the Company will not pursue that line of business, the officer, director or employee may do so provided such activities do not present a conflict or interest or are not in conflict with their employment agreement, or other articles and paragraphs in this Code of Ethics.

Use and Protection of Company Assets

Company assets include equipment, intellectual property, materials, supplies, software, time and facilities. These are valuable resources and all people associated with our Company are expected to:

o use the property for the benefit of the Corporation,

o use the property for legitimate business purposes, and

o keep the property on the Company premises. Property may only be removed from the premises with the permission of management.

The Company shareholders and investors have entrusted the assets of the Company to the employees, officers and directors and rightfully expect those assets to be used for the benefit of the Company. It is not acting in the best interests of the Company to use these assets for any other purpose.

Competitive Intelligence

Enable IPC has an obligation, and is entitled, to keep up with developments in our industry, including obtaining information about our competitors. However, we obtain information about our competitors through honest, ethical, and legal methods.

Accountability

The Board shall determine appropriate actions in response to violations of this Code or other wrongdoing, taking into account the circumstances, intentions and all other factors relevant to the situation. These actions shall be designed to deter wrongdoing and non-compliance with the Code.

Reporting of Illegal / Unethical Behavior

All employees, officers and directors are required to report any known illegal, dishonest or unethical behavior to the Audit Committee, which is required to put in place a system whereby reporting can be made without fear of retribution.

The officers of the company are required to report any illegal activity that comes to their attention to the proper authorities.

Amendments and Interpretation

The Code shall be reviewed annually at the Board of Directors' meeting. This Code is meant to supplement, not replace, any federal, or state law, securities law or ruling, or the Company's Bylaws, which override anything written here. This Code is governed by the State of California and is subject to change from time to time by the Board of Directors.

Adopted by the Board of Directors of Enable IPC Corporation, March 17, 2005